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EXHIBIT 11 -- STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
CAPITOL BANCORP LTD.




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
                                                                      Year ended December 31
                                                               --------------------------------------
                                                                  1996          1995          1994
                                                               -----------   ----------    ----------
Primary Net Income Per Share:(A)

  Weighted average number of common shares outstanding          4,148,872     3,667,276     3,030,537

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method or modified
    treasury stock method, as applicable                           91,679       550,524       366,498
                                                              -----------    ----------    ----------
                                              Total             4,240,551     4,217,800     3,397,035
                                                              ===========    ==========    ==========

  Net income for the period                                    $4,635,620    $3,072,559    $2,075,681

  Adjustment for modified treasury stock method                         0       239,244       108,407
                                                              -----------    ----------    ----------
  Adjusted earnings for purposes of computation
    of per share earnings                                      $4,635,620    $3,311,803    $2,184,088
                                                              ===========    ==========    ==========

  Primary net income per share:                                     $1.09          $.79          $.64
                                                              ===========    ==========    ==========




Fully Diluted Net Income Per Share: (A)

  Weighted average number of common shares outstanding          4,148,872     3,667,276     3,030,537

  Net effect of dilutive stock options and warrants --
    based on the treasury stock method or modified
    treasury stock method, as applicable                          295,946       676,552       366,498
                                                              -----------    ----------    ----------
                                              Total             4,444,818     4,343,828     3,397,035
                                                              ===========    ==========    ==========

  Net income for the period                                    $4,635,620    $3,072,559    $2,075,681


  Adjustment for modified treasury stock method                         0       254,244       108,407
                                                              -----------    ----------    ----------
  Adjusted earnings for purposes of computation
    of per share earnings                                      $4,635,620    $3,326,803    $2,184,088
                                                              ===========    ==========    ==========

  Fully diluted net income per share                                $1.04          $.77          $.64
                                                              ===========    ==========    ==========
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(A)     As adjusted to reflect the Corporation's 1996 10% stock dividend as if it had occurred at the beginning of the periods presented.